SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2005

STEAKHOUSE PARTNERS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-23739	94-3248672
(State or Other Jurisdictional Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10200 Willow Creek Road	San Diego, California	92131
Address of Principal Executive Office)	(City and State)	(Zip Code)

Registrant's telephone number, including area code: (858) 689-2333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 Unregistered Sales of Equity Securities

On September 30, 2005, in a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of such Act and Regulation D promulgated thereunder, Steakhouse Partners, Inc. completed an initial closing with respect to the sale of 761,765 shares of common stock (the “Shares”) for an aggregate of $647,500 of gross proceeds (the “Offering”). The Shares contain certain price protection provisions. The Shares were issued with restricted security legends.

Pursuant to a Registration Rights Agreement, we have agreed to use our commercially reasonable efforts to register for sale under the Securities Act of 1933, as amended, all the Shares issued in the Offering (the "Registration Statement"). We have agreed to file the Registration Statement with the Securities and Exchange Commission by November 14, 2005 and to have such Registration Statement declared effective by December 29, 2005, or by January 28, 2006 in the event we receive comments from the Securities and Exchange Commission on such Registration Statement. Subject to certain permitted exceptions, if the Registration Statement is not filed or declared effective by the dates stated above, we have agreed to pay liquidated damages equal to 1.5% of the aggregate amount invested by the investor for each 30-day period or pro rata for any portion thereof following the date by which the Registration Statement should have been filed or declared effective, as the case may be.

In connection with the Offering, we paid to an advisor engaged in connection with the Offering (the "Agent") commissions of $58,275 (nine (9%) percent of the gross proceeds raised in the Offering) and issued to the Agent five (5) year warrants to purchase 68,559 shares of common stock (the "Agent Warrant Shares") at an exercise price of $1.0625 per share. We also granted to the Agent certain registration rights with respect to the Agent Warrant Shares.

The above description of the registration rights is qualified in its entirety by the Registration Rights Agreement, filed as an exhibit to this Current Report on Form 8-K

Item 9.01 Financial Statements and Exhibits

(a)	Not Applicable
(b	Not Applicable
(c)	Exhibits required by Item 601 of Regulation S-K

Exhibit No.	Description
10.10	Form of Registration Rights Agreement

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEAKHOUSE PARTNERS, INC.

/s/ A. Stone Douglass
Name: A Stone Douglass Title: President, Secretary and Director (Serving as principal executive officer) Dated: September 29, 2005

EXHIBIT INDEX

Exhibit No.	Description

10.10	Form of Registration Rights Agreement